As filed with the Securities and Exchange Commission on January 5, 2024

Registration No. 333-268066

Registration No. 333-259954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-268066

POST-EFFECTIVE AMENDMENT NO. 6 TO FORM S-3 REGISTRATION STATEMENT NO. 333-259954

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOMALOGIC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-4298912
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2945 Wilderness Place

Boulder, Colorado 80301

(303) 625-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael Egholm, Ph.D.

President and Chief Executive Officer
SomaLogic, Inc.
2945 Wilderness Place
Boulder, CO 80301
(303) 625-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ethan Skerry, Esq.
David Michaels, Esq.
Julia Forbess, Esq.
Fenwick & West LLP
902 Broadway
New York, NY 10010
(212) 430-2600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

SomaLogic, Inc., a Delaware corporation (the “Company”), is filing this (i) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-268066) and (ii) Post-Effective Amendment No. 6 to the Registration Statement on Form S-3 (File No. 333-259954) (together, the “Prior Registration Statements”).

On October 4, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), and Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard BioTools (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Standard BioTools (the “Merger”). The Merger became effective on January 5, 2024, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

Pursuant to the Merger and subject to the terms of the Merger Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares held in treasury, shares owned by Standard BioTools or Merger Sub, shares held by any subsidiary of the Company or Standard BioTools (other than Merger Sub), or Earn-Out Shares (as defined in the Merger Agreement)) was cancelled and converted into the right to receive 1.11 shares of common stock of Standard BioTools, par value $0.001 per share, and cash in lieu of fractional shares.

As a result of the Merger, the Company has terminated the offerings of the Company’s securities pursuant to the Prior Registration Statements. In accordance with undertakings made by the Company in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities of the Company registered but unsold under the Prior Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on January 5, 2024.

SOMALOGIC, INC.

By:	/s/ Michael Egholm, Ph.D.
Michael Egholm, Ph.D.
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.